Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of NCR Corporation (“NCR” or the “Company,” and also referred to as “we,” “us” or “our”) and Fandango Holdings Corporation (“Holdings”) and its wholly owned subsidiary, Digital Insight Corporation (“Digital Insight”), and give effect to NCR’s acquisition of Holdings and Digital Insight and the related financing.

As described further in Note 2, “Basis of Pro Forma Presentation,” financial statements for Holdings were not prepared for periods prior to August 1, 2013. Periods prior to August 1, 2013 reflect the operating company level financial position, results of operations and changes in financial position of Digital Insight, and periods after August 1, 2013 reflect the holding company level consolidated financial position, results of operations and changes in financial position of Holdings.

As described further in Note 2, “Basis of Pro Forma Presentation,” the financial statements of Digital Insight for the periods prior to August 1, 2013 were prepared on a carve-out basis, and include allocations of certain operating expenses that may not represent the costs for the same services that Digital Insight may have incurred if it had been operated on a stand-alone basis or as an unaffiliated entity, or that we expect Digital Insight to incur in the future as a wholly owned subsidiary of NCR.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 are presented as if the Transaction (as defined below in Note 1 "Description of the Transaction") had occurred on January 1, 2012 and exclude results from discontinued operations. NCR, Holdings and Digital Insight have different fiscal year ends. Accordingly, the historical information of Digital Insight in the pro forma income statement was adjusted and brought within 93 days of NCR’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 combines NCR’s historical consolidated statement of operations for the year ended December 31, 2012 with Digital Insight's historical statement of operations for the twelve months ended October 31, 2012 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 combines NCR’s historical consolidated statement of operations for the nine months ended September 30, 2013 with Digital Insight's historical statement of operations for the nine months ended July 31, 2013. The unaudited pro forma condensed combined balance sheet combines NCR’s historical consolidated balance sheet as of September 30, 2013 with the historical consolidated balance sheet of Holdings as of October 31, 2013 and is presented as if the Transaction occurred on September 30, 2013.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Transaction.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of NCR included in our Annual Report on Form 10-K for the year ended December 31, 2012 (except to the extent modified or superseded by the revised presentation thereof in our Current Report on Form 8-K filed on December 3, 2013) and our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2013 and 2012, as well as Digital Insight’s historical financial statements and accompanying notes for the years ended July 31, 2013 and 2012 and the condensed consolidated financial statements of Holdings for the three month periods ended October 31, 2013 and 2012, included as Exhibit 99.1 and 99.2, respectively, in this Current Report on Form 8-K/A.

NCR Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2013

	As Reported		Pro Forma Adjustments		Pro Forma Combined
In millions, except per share amounts	NCR	Holdings (1)
Assets
Current assets
Cash and cash equivalents	$460	$98	$(120)	(a)	$438
Accounts receivable, net	1,349	36	—		1,385
Inventories, net	842	—	—		842
Other current assets	591	8	(4)	(e)	595
Total current assets	3,242	142	(124)		3,260
Property, plant and equipment, net	338	22	(14)	(h)	346
Goodwill	1,472	653	606	(b)	2,731
Intangible Assets, net	474	507	68	(c)	1,049
Prepaid pension cost	424	—	—		424
Deferred income taxes	492	—	(190)	(m)	302
Other assets	436	22	22	(d)	458
			(22)	(e)
Total assets	$6,878	$1,346	$346		$8,570
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$15	$4	$3	(d)	$18
			(4)	(e)
Accounts payable	584	30	(27)	(k)	587
Payroll and benefits liabilities	209	8	—		217
Deferred service revenue and customer deposits	508	1	(1)	(f)	508
Other current liabilities	437	21	(2)	(e)	484
			16	(i)
			5	(j)
			7	(l)
Total current liabilities	1,753	64	(3)		1,814
Long-term debt	2,212	596	1,640	(d)	3,852
			(596)	(e)
Pension and indemnity plan liabilities	740	—	—		740
Postretirement and postemployment benefits liabilities	202	—	—		202
Income tax accruals	143	—	—		143
Environmental liabilities	118	—	—		118
Other liabilities	118	184	(1)	(f)	119
			(3)	(i)
			(179)	(m)
Total liabilities	5,286	844	858		6,988
Redeemable noncontrolling interest	17	—	—		17
Stockholders’ equity
NCR stockholders’ equity
Preferred stock	—	—	—		—
Common stock	2	1	(1)	(g)	2
Paid-in capital	434	519	(519)	(g)	434
Retained earnings	1,174	(18)	18	(g)	1,164
			(10)	(i)
Accumulated other comprehensive (loss) income	(73)	—	—		(73)
Total NCR stockholders’ equity	1,537	502	(512)		1,527
Noncontrolling interests in subsidiaries	38	—	—		38
Total stockholders’ equity	1,575	502	(512)		1,565
Total liabilities and stockholders’ equity	$6,878	$1,346	$346		$8,570
(1) Certain reclassifications were made to conform to NCR's financial statement presentation. Refer to Note 3 below for further discussion.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NCR Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine months ended September 30, 2013

	As Reported		Pro Forma Adjustments		Pro Forma Combined
In millions, except per share amounts	NCR	Digital Insight
Product revenue	$2,111	$—	$—		$2,111
Service revenue	2,342	246	—		2,588
Total revenue	4,453	246	—		4,699
Cost of products	1,577	—	—		1,577
Cost of services	1,666	124	19	(aa)	1,805
			(4)	(cc)
Selling, general and administrative expenses	678	74	22	(aa)	774
Research and development expenses	163	31	—		194
Total operating expenses	4,084	229	37		4,350
Income (loss) from operations	369	17	(37)		349
Interest expense	(70)	—	(62)	(bb)	(132)
Other expense, net	(4)	—	—		(4)
Income (loss) from continuing operations before income taxes	295	17	(99)		213
Income tax expense (benefit)	44	(1)	(36)	(dd)	7
Income (loss) from continuing operations	251	18	(63)		206
Net income attributable to noncontrolling interests	5	—	—		5
Income (loss) from continuing operations attributable to NCR common stockholders	$246	$18	$(63)		$201
Income per share attributable to NCR common stockholders:
Basic	$1.49				$1.22
Diluted	$1.46				$1.19
Weighted average common shares outstanding
Basic	165.1				165.1
Diluted	168.8				168.8

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NCR Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2012

	As Reported		Pro Forma Adjustments		Pro Forma Combined
In millions, except per share amounts	NCR	Digital Insight
Product revenue	$2,854	$—	$—		$2,854
Service revenue	2,876	313	—		3,189
Total revenue	5,730	313	—		6,043
Cost of products	2,144	—	—		2,144
Cost of services	1,941	160	24	(aa)	2,121
			(4)	(cc)
Selling, general and administrative expenses	742	115	17	(aa)	874
Research and development expenses	155	36	—		191
Total operating expenses	4,982	311	37		5,330
Income (loss) from operations	748	2	(37)		713
Interest expense	(42)	—	(82)	(bb)	(124)
Other expense, net	(8)	—	—		(8)
Income (loss) from continuing operations before income taxes	698	2	(119)		581
Income tax expense (benefit)	223	—	(43)	(dd)	180
Income (loss) from continuing operations	475	2	(76)		401
Net income attributable to noncontrolling interests	—	—	—		—
Income (loss) from continuing operations attributable to NCR common stockholders	$475	$2	$(76)		$401
Income per share attributable to NCR common stockholders:
Basic	$2.98				$2.52
Diluted	$2.90				$2.45
Weighted average common shares outstanding
Basic	159.3				159.3
Diluted	163.8				163.8

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. DESCRIPTION OF THE TRANSACTION

On January 10, 2014, pursuant to an Agreement and Plan of Merger, dated as of December 2, 2013, by and among NCR Corporation (“NCR” or the “Company,” and also referred to as “we,” “us” or “our”), Fandango Holdings Corporation (“Holdings”), Delivery Acquisition Corporation, a wholly owned subsidiary of NCR (“Merger Sub”), and Thoma Bravo, LLC (“Thoma Bravo”) in its capacity as stockholder representative, NCR completed its acquisition of Digital Insight Corporation (“Digital Insight”). Digital Insight is a wholly owned subsidiary of Holdings, and in the acquisition, Merger Sub was merged with and into Holdings, with Holdings as the surviving corporation. As a result, Holdings and Digital Insight became wholly owned subsidiaries of NCR.

The acquisition was financed using the aggregate principal amount from the December 2013 offering by NCR, through its wholly-owned subsidiary, NCR Escrow Corp., of $400 million aggregate principal amount of 5.875% senior unsecured notes due in 2021 and $700 million aggregate principal amount of 6.375% senior unsecured notes due in 2023, as well as $250 million in incremental term loans drawn at closing under NCR’s December 2013 incremental facility agreement and approximately $293 million in additional borrowings made at closing under the revolving portion of NCR's senior secured credit facility (the “Borrowings”). At the closing of the acquisition, NCR Escrow Corp. merged with and into NCR, with NCR continuing as the surviving corporation. NCR assumed all of NCR Escrow Corp.'s obligations under the 5.875% and 6.375% notes and the indentures governing those notes, and the net proceeds from the offering were released from the escrow account to fund a portion of the acquisition.

We refer to the acquisition of Digital Insight and the Borrowings as the "Transaction."

The total consideration for the acquisition was approximately $1.65 billion in cash. Fair value of consideration transferred in connection with the acquisition of $1.65 billion included cash of $613 million to settle the senior secured credit facilities of Holdings.

2. BASIS OF PRO FORMA PRESENTATION
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP) and were derived based on the historical financial statements of NCR, Digital Insight and Holdings after giving effect to the Transaction and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies. At this time, NCR is not aware of any policy differences that have a material impact on the combined financial statements. No transactions between NCR and Digital Insight or Holdings occurred during the periods presented. The financial periods required to be presented in this Current Report on Form 8-K/A are based on NCR’s fiscal periods. The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is presented as if the Transaction had occurred on September 30, 2013. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 are presented as if the Transaction had occurred on January 1, 2012 and exclude results of discontinued operations. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Transaction; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company's results.

Holdings was formed on June 28, 2013 as an affiliated entity of Thoma Bravo. On August 1, 2013, pursuant to an Agreement and Plan of Merger dated as of July 31, 2013, Digital Insight was acquired from Intuit, Inc. (“Intuit”) by affiliates of Thoma Bravo and became a subsidiary of Holdings (the “Thoma Bravo Acquisition”). Although Digital Insight continued to operate as the same legal entity subsequent to the Thoma Bravo Acquisition, periods prior to August 1, 2013 reflect the operating company level financial position, results of operations and changes in financial position of Digital Insight prior to the Thoma Bravo Acquisition, and periods after August 1, 2013 reflect the holding company level consolidated financial position, results of operations and changes in financial position of Holdings.

Prior to the Thoma Bravo Acquisition, Holdings had incurred $4.2 million in acquisition related professional fees that were expensed as incurred, and Holdings had nominal assets and liabilities. Financial statements for Holdings were not prepared for periods prior to the Thoma Bravo Acquisition.

Prior to the Thoma Bravo Acquisition, Digital Insight operated as part of Intuit, and not as a stand-alone entity. As a result, the financial statements of Digital Insight for the periods prior to August 1, 2013 were prepared on a carve-out basis from the consolidated financial statements of Intuit to represent the financial position and performance of Digital Insight as if Digital Insight had been

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - (Continued)

operated on a stand-alone basis. These financial statements include allocations of certain Intuit operating expenses. The allocations may not represent the costs for the same services that Digital Insight may have incurred if it had been operated on a stand-alone basis or as an unaffiliated entity, or that we expect Digital Insight to incur in the future as a wholly owned subsidiary of NCR.

NCR, Holdings and Digital Insight have different fiscal year ends. Accordingly, Holdings’ and Digital Insight’s historical information in the pro forma income statement was adjusted and brought to within 93 days of NCR’s fiscal year-end in accordance with SEC Regulation S-X 11-02(c)(3). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 combines NCR’s historical statement of operations for the year ended December 31, 2012 with Digital Insight’s historical consolidated statement of operations for the twelve months ended October 31, 2012 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 combines NCR’s historical consolidated statement of operations for the nine months ended September 30, 2013 with Digital Insight’s historical statement of operations for the nine months ended July 31, 2013. The unaudited pro forma condensed combined balance sheet combines NCR’s historical consolidated balance sheet as of September 30, 2013 with Holdings’ historical consolidated balance sheet as of October 31, 2013.

Under the acquisition method of accounting, NCR measures and recognizes separately from goodwill the fair value as of January 10, 2014 of all identifiable assets acquired and liabilities assumed as part of the acquisition of Digital Insight. For purposes of measuring the fair value of the assets acquired and liabilities assumed, NCR has applied the accounting guidance for fair value measurements in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions, including historical and current market data. The preliminary allocation of the purchase price as detailed in Note 4, "Purchase Price Allocation" of these unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions that are subject to change as we finalize the fair values of the assets acquired and liabilities assumed. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized. Notwithstanding those items, management believes that the assumptions provide a reasonable basis for presenting all of the significant effects of the Transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the Transaction. However, the transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to other current liabilities and a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Transaction.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transaction been effective during the periods presented or the results that may be obtained by the combined company in the future. Additionally, the unaudited pro forma condensed combined financial statements should be read in conjunction with NCR's historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 (except to the extent modified or superseded by the revised presentation thereof in our Current Report on Form 8-K filed on December 3, 2013) and Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2013 and 2012, as well as Digital Insight’s historical financial statements and accompanying notes for the years ended July 31, 2013 and 2012 and Holdings’ condensed consolidated financial statements for the three month period ended October 31, 2013 and 2012, which are included as Exhibit 99.1 and Exhibit 99.2, respectively, to the Form 8-K/A with which these unaudited pro forma condensed combined financial statements are filed.

3. RECLASSIFICATIONS

A reclassification adjustment has been made in the presentation of Holdings' historical amounts to conform to NCR’s presentation. The adjustment reclassifies Holdings' accrued expenses and interest payable from accounts payable to other current liabilities.
4. PURCHASE PRICE ALLOCATION
Pursuant to our business combinations accounting policy, the total preliminary purchase price for Digital Insight was allocated to

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - (Continued)

the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill. The goodwill arising from the acquisition of Digital Insight consists largely of the revenue synergies expected from combining the operations of NCR and Digital Insight. The purchase price was allocated based upon preliminary estimates and assumptions that are subject to change as we finalize the fair values of assets acquired and liabilities assumed. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.
Our preliminary purchase price allocation for Digital Insight is as follows:

Preliminary allocation of purchase price	Amount
(in millions)
Net tangible assets (liabilities)	$(186)
Identifiable intangible assets	575
Goodwill	1,259
Total purchase price	$1,648
The following table sets forth the components of intangible assets acquired in connection with the Digital Insight acquisition:

	Estimated Fair Value	Weighted Average Amortization Period
	(in millions)	(years)
Direct customer relationships	$342	18
Technology - Software	131	5
Customer contracts	89	8
Tradenames	13	7
Total acquired intangible assets	$575
5. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements. Such information does not purport to be indicative of the results of operations or financial position that actually would have resulted had the Transaction occurred on the date indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing the Current Report on Form 8-K/A to which these unaudited pro forma condensed combined financial statements are an exhibit.

(a) To record cash paid to owners of Holdings, cash paid to settle Holdings' senior secured credit facilities in conjunction with the Transaction and debt issuance costs offset by net proceeds from the Borrowings. The table below details the cash activity (in millions):

Proceeds from the Borrowings	$1,643
Debt issuance costs	(22)
Cash to owners of Holdings	(1,030)
Cash to settle Holdings' secured credit facility	(613)
Cash not acquired	$(98)
Net cash activity	$(120)
(b) To eliminate Holdings' historical goodwill and record the preliminary estimate for goodwill for the Transaction.

in millions	Holdings' Historical Goodwill	Preliminary Estimate	Net Increase
Goodwill	$653	$1,259	$606
(c) To record the difference between Holdings' historical intangible assets, net, and the fair values of the intangible assets acquired. Refer to Note 4 above.

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - (Continued)

in millions	Holdings' Historical Intangible Assets	Preliminary Estimate	Net Increase
Intangible Assets, net	$507	$575	$68

(d) To record $1.64 billion of short-term and long-term borrowings, which are comprised of the $400 million aggregate principal amount of 5.875% senior notes due 2021 and $700 million aggregate principal amount of 6.375% senior notes due 2023 issued on December 19, 2013; incremental term loans of $250 million made on January 10, 2014 under NCR's December 2013 incremental facility agreement; and $293 million borrowed under the revolving portion of NCR’s senior secured credit facility.

Additionally, NCR recorded approximately $22 million of debt issuance costs that will be amortized to interest expense over the respective terms of the borrowings using either the effective interest or straight line method depending on the debt instrument to which the costs pertain.

(e) To record the settlement of Holdings' senior secured credit facilities in conjunction with the Transaction, including the write off of the related accrued interest and unamortized debt issuance costs.

(f) To eliminate the estimated amount of deferred revenue associated with services for which NCR has no remaining performance obligation. The related effect on the unaudited pro forma condensed combined statement of operations for 2012 and the nine months ended September 30, 2013 is immaterial and has not been adjusted.

(g) To eliminate Holdings' historical equity.

(h) To eliminate capitalized software recorded in the historical Holdings balance sheet as part of recording the identifiable intangible assets obtained in the Transaction.

(i) To record non-recurring merger-related costs of approximately $16 million incurred by the combined companies in connection with the acquisition in other current liabilities. The pro forma adjustment resulted in a decrease to retained earnings by $10 million for the net of tax impact and a decrease to non-current deferred income taxes by $3 million for the related tax benefit. No merger related costs are included in the historical financial information for NCR and Holdings.

(j) To record a liability for the portion of purchase price withheld by NCR as a source of recovery for possible claims under the acquisition agreement that will be paid to seller pursuant to the terms of the agreement.

(k) To eliminate liabilities not assumed in the acquisition.

(l) To record tax liabilities assumed in the acquisition.

(m) Primarily represents the estimated deferred taxes related to the fair value adjustments recorded for the assets acquired and liabilities assumed, excluding goodwill. The tax impact was calculated using the weighted average estimated income tax rates applicable to the domestic and foreign jurisdictions in which the pro forma adjustments are expected to be recorded.

(aa) To reflect an increase to amortization expense resulting from identifiable intangible assets obtained from the acquisition of Digital Insight. With the exception of the direct customer relationships and customer contracts intangible assets, the intangible assets acquired are amortized using the straight-line method over their estimated useful lives, ranging from 2 to 7 years. The direct customer relationships and customer contracts intangible assets are amortized using methods that closely resemble the pattern in which the economic benefits are derived from the future cash flows expected from the customers acquired in the transaction. Incremental amortization for the nine month period ended September 30, 2013 approximated $41 million, $19 million of which is reflected in cost of services and $22 million of which is reflected in selling, general and administrative expenses. Incremental amortization recorded for the acquisition approximates $41 million for the year ended December 31, 2012, $24 million of which is reflected in cost of services and $17 million of which is reflected in selling, general and administrative expenses in the unaudited pro forma condensed combined statements of operations.

The estimated amortization for the five years following the acquisition is as follows:

NCR Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements - (Continued)

In millions	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization expense	$51	$57	$60	$60	$46

(bb) To record estimated interest expense for the $1.64 billion in short and long-term borrowings used to finance the acquisition. Interest expense was calculated using the rates in effect at the date of the transaction, which was 1.99% for the borrowings under the incremental facility agreement and the revolving portion of the senior secured credit facility, 5.875% for the 2021 notes and 6.375% for the 2023 notes. In addition, the new debt issuance costs were amortized to interest expense using either the effective interest or straight line method depending on the debt instrument to which the costs pertain. An increase or decrease of 0.125% per annum in the assumed rates on the floating rate portion of the borrowings would increase or decrease our annual interest expense by $1 million.

in millions	Nine months ended September 30, 2013	Year ended December 31, 2012
Interest expense on long-term borrowings of $1.64 billion	$59	$79
Amortization of new debt issuance costs	3	3
Net increase in interest expense	$62	$82

(cc) To reflect a reduction in amortization expense resulting from capitalized software recorded in the historical Holdings balance sheet that was eliminated as part of recording the identifiable intangible assets obtained in the acquisition. Amortization expense was reduced by approximately $4 million for the nine months ended September 30, 2013, and $4 million and for the year ended December 31, 2012, and is reflected in cost of services in the unaudited pro forma condensed combined statements of operations.

(dd) To record the estimated income tax effect on the pro forma adjustments at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The weighted average estimated income tax rate was 36% for the nine months ended September 30, 2013 and the year ended December 31, 2012. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had NCR, Holdings and Digital Insight filed consolidated income tax returns during the periods presented.